Exhibit 99.1

PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

RECORD EARNINGS FOR FIRST QUARTER 2018

QUAKERTOWN, PA (April 24, 2018) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank, reported net income for the first quarter of 2018 of $2,935,000, or $0.85 per share on a diluted basis, compared to net income of $2,860,000, or $0.83 per share on a diluted basis, for the same period in 2017.

Total assets as of March 31, 2018 were $1,172,168,000 compared with $1,152,337,000 at December 31, 2017. Loans receivable at March 31, 2018 were $750,187,000 compared with $733,283,000 at December 31, 2017, an increase of $16,904,000, or 2.3%.  Total deposits at March 31, 2018 were $1,006,369,000, increasing $12,421,000, or 1.2%, compared with $993,948,000 at December 31, 2017.

“The first quarter of 2018 marked record-setting earnings and several milestones for the Bank,” said David W. Freeman, President and Chief Executive Officer. “Net income and earnings per share grew 2.6% and 2.4%, respectively compared to the first quarter of 2017. The loan, deposit, and household growth we saw in 2017 was sustained during first quarter 2018 and asset quality remains strong.  Construction was completed on our relocated and expanded Warminster Office in 56 days  ̶  our 11th full-service branch opened for business on April 16.  Also, our securities and advisory service, QNB Financial Services, saw assets under management exceed $130 million”.

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2018 totaled $8,791,000, an increase of $911,000, or 11.6%, from the same period in 2017. The net interest margin was 3.22% for both the first quarter of 2018 and 2017.  The yield on earning assets was 3.83% for the first quarter 2018, an increase of twelve basis points from 3.71% in the first quarter of 2017.  The cost of interest-bearing liabilities was 0.75% for the first quarter ended March 31, 2018, compared with 0.60% for the same period in 2017.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $188,000 provision for loan losses in the first quarter of 2018 compared with $300,000 in the first quarter 2017.  QNB's allowance for loan losses of $8,037,000 represents 1.07% of loans receivable at March 31, 2018 compared to $7,841,000, or 1.07% of loans receivable at December 31, 2017, and $7,719,000, or 1.17% of loans receivable at March 31, 2017. Net loan recoveries were $8,000 for the first quarter of 2018, compared with net recoveries of $25,000 for the first quarter of 2017.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $8,327,000, or 1.11% of loans receivable at March 31, 2018, compared with $9,242,000, or 1.26% of loans receivable at December 31, 2017, and $11,023,000, or 1.67% of loans receivable at March 31, 2017. In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement.  At March 31, 2018, $4,964,000, or approximately 70% of the loans classified as non-accrual are current or past due less than 30 days.  Commercial loans classified as substandard or doubtful, which includes non-performing loans, totaled $17,416,000 at March 31, 2018.  This was an increase of $769,000, or 4.6%, from the $16,647,000 reported at December 31, 2017 and a decrease of $851,000, or 4.7%, from the $18,267,000 reported at March 31, 2017.

Non-Interest Income

Total non-interest income was $1,067,000 for the first quarter of 2018, a decrease of $923,000, or 46.4%, compared with the same period in 2017.  Decreases in non-interest income comprise; net gains on investment securities, net gain from trading activity and net gain on sale of loans, which decreased $910,000, $17,000, and $43,000, respectively, in first quarter 2018 compared with the same period in 2017.  The net gain on investment securities was $85,000 in the first quarter of 2018 compared with $765,000 for the same period in 2018. The adoption of Accounting Standard Update 2016-01 effective January 1, 2018 requires the Company to record unrealized gains or losses on available for sale securities classified as equity securities through earnings, rather than in other comprehensive income (loss), a component of shareholders’ equity.  At March 31, 2018, these unrealized losses totaled $246,000.  Fees for services to customers and ATM and debit card income increased $29,000, or 7.4% and $13,000, or 3.1%, respectively, to $421,000 and $430,000, respectively.  The increase in fees for services to customers is due primarily to an increase in overdraft income, while the increase in ATM and debit card income is due to increased credit card activity for the first quarter of 2018 compared. to the same period in 2017.

Non-Interest Expense

Total non-interest expense was $6,178,000 for the first quarter of 2018, increasing $590,000, or 10.6% from $5,588,000 for the same period in 2017.  Salaries and benefits expense increased $259,000, or 8.4%, to $3,345,000 when comparing the two quarters.  Salary expense and related payroll taxes increased $149,000, or 5.5%, to $2,851,000 during the first quarter 2018 compared to the same period in 2017.  Medical premiums, retirement plan expense and post-retirement life insurance benefit expense increased $63,000, $21,000, and $24,000, respectively during the same period.   Net occupancy and furniture and equipment expense increased $78,000, or 8.9%, to $958,000 for the first quarter 2018, due to increased equipment, building and software maintenance totaling $70,000 and utilities expense, increasing $7,000, comparing the first quarter of 2018 with the same period in 2017.  Other non-interest expense increased $253,000, or 15.6%, when comparing first quarter 2018 with first quarter 2017, due to increased expenses for marketing of $81,000, third-party services of $28,000, employee training of $26,000, FDIC insurance of $34,000, and ATM/check cards of $75,000.

Provision for income taxes decreased $565,000, or 50.4%, to $557,000 in the first quarter 2018 due to decreased pre-tax income and a reduced corporate tax rate from 34% to 21%, resulting from the Tax Cuts and Jobs Act, effective January 1, 2018.  The effective tax rates for the first quarters of 2018 and 2017 were 16.0% and 28.2%, respectively.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17
Assets	$1,172,168	$1,152,337	$1,150,363	$1,120,523	$1,089,007
Cash and cash equivalents	29,870	26,028	15,248	20,542	10,721
Investment securities
Trading	-	-	-	-	2,358
Available-for-sale	367,046	379,545	396,413	382,564	382,296
Loans held-for-sale	272	-	115	530	903
Loans receivable	750,187	733,283	704,214	695,213	659,039
Allowance for loan losses	(8,037)	(7,841)	(8,125)	(8,035)	(7,719)
Net loans	742,150	725,442	696,089	687,178	651,320
Deposits	1,006,369	993,948	1,005,445	951,314	942,891
Demand, non-interest bearing	135,040	129,212	122,696	120,369	121,778
Interest-bearing demand, money market and savings	639,078	639,554	652,310	609,096	594,646
Time	232,251	225,182	230,439	221,849	226,467
Short-term borrowings	64,879	55,756	40,176	66,907	45,265
Long-term debt	-	-	-	-	-
Shareholders' equity	96,504	98,570	100,512	98,750	96,043

Asset Quality Data (Period End)
Non-accrual loans	$7,053	$7,921	$9,078	$9,453	$9,598
Loans past due 90 days or more and still accruing	-	-	5	-	-
Restructured loans	1,274	1,321	1,354	1,393	1,425
Non-performing loans	8,327	9,242	10,437	10,846	11,023
Other real estate owned and repossessed assets	-	-	-	-	-
Non-accrual pooled trust preferred securities	-	-	-	-	2,423
Non-performing assets	$8,327	$9,242	$10,437	$10,846	$13,446

Allowance for loan losses	$8,037	$7,841	$8,125	$8,035	$7,719

Non-performing loans / Loans excluding held-for-sale	1.11%	1.26%	1.48%	1.56%	1.67%
Non-performing assets / Assets	0.71%	0.80%	0.91%	0.97%	1.23%
Allowance for loan losses / Loans excluding held-for-sale	1.07%	1.07%	1.15%	1.16%	1.17%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,
For the period:	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17

Interest income	$10,509	$9,944	$9,830	$9,192	$9,136
Interest expense	1,718	1,575	1,515	1,334	1,256
Net interest income	8,791	8,369	8,315	7,858	7,880
Provision for loan losses	188	700	100	300	300
Net interest income after provision for loan losses	8,603	7,669	8,215	7,558	7,580
Non-interest income:
Fees for services to customers	421	426	429	421	392
ATM and debit card	430	448	435	449	417
Retail brokerage and advisory income	103	61	168	104	103
Net gain on investment securities available-for-sale	85	538	178	115	749
Unrealized loss on available for sale equity securities	(246)	-	-	-	-
Net gain from trading activity	-	-	-	10	17
Net gain on sale of loans	7	59	65	201	50
Other	267	280	195	315	262
Total non-interest income	1,067	1,812	1,470	1,615	1,990
Non-interest expense:
Salaries and employee benefits	3,345	3,284	3,514	3,237	3,086
Net occupancy and furniture and equipment	958	943	944	881	880
Other	1,875	1,772	1,733	1,824	1,622
Total non-interest expense	6,178	5,999	6,191	5,942	5,588
Income before income taxes	3,492	3,482	3,494	3,231	3,982
Provision for income taxes	557	2,993	940	845	1,122
Net income	$2,935	$489	$2,554	$2,386	$2,860

Share and Per Share Data:
Net income - basic	$0.85	$0.14	$0.74	$0.70	$0.84
Net income - diluted	$0.85	$0.14	$0.74	$0.69	$0.83
Book value	$27.94	$28.59	$29.22	$28.76	$28.04
Cash dividends	$0.32	$0.31	$0.31	$0.31	$0.31
Average common shares outstanding - basic	3,452,531	3,441,308	3,433,811	3,425,356	3,415,065
Average common shares outstanding - diluted	3,472,905	3,462,684	3,452,582	3,443,208	3,429,230

Selected Ratios:
Return on average assets	1.02%	0.17%	0.89%	0.87%	1.08%
Return on average shareholders' equity	11.35%	1.86%	9.90%	9.52%	11.76%
Net interest margin (tax equivalent)	3.22%	3.11%	3.15%	3.10%	3.22%
Efficiency ratio (tax equivalent)	61.42%	56.68%	60.78%	60.24%	54.48%
Average shareholders' equity to total average assets	9.00%	9.04%	9.01%	9.12%	9.17%
Net loan charge-offs (recoveries)	$(8)	$984	$10	$(16)	$(25)
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.00%	0.54%	0.01%	-0.01%	-0.02%

Balance Sheet (Average)
Assets	$1,164,390	$1,153,827	$1,136,306	$1,101,944	$1,075,904
Investment securities (Trading & AFS)	383,317	394,144	390,438	389,490	392,681
Loans receivable	744,132	721,638	694,848	668,761	643,690
Deposits	983,647	998,235	986,012	952,192	912,354
Shareholders' equity	104,832	104,354	102,385	100,541	98,629